COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN DREYFUS
PREMIER STATE MUNICIPAL BOND FUND, NORTH CAROLINA SERIES
CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:
                             DREYFUS
                          PREMIER STATE
                            MUNICIPAL
             LEHMAN         BOND FUND,
            BROTHERS      NORTH CAROLINA
 PERIOD    MUNICIPAL          SERIES
          BOND INDEX *   (CLASS A SHARES)

 8/1/91         10,000              9,547
4/30/92         10,734             10,360
4/30/93         12,092             11,911
4/30/94         12,353             11,945
4/30/95         13,175             12,626
4/30/96         14,222             13,483
4/30/97         15,166             14,536
4/30/98         16,576             16,047

*Source: Lehman Brothers